                                                                    EXHIBIT 4.3


                               STOCK OPTION AGREEMENT


     THIS AGREEMENT (this "Agreement"), effective as of April 2, 1997 is made and entered into by and between Anchor Gaming, a Nevada Company (the "Company"), and the person whose name is set forth below as the Optionee on the signature page of this Agreement (the "Optionee")

                                     RECITALS:

     A. Optionee has valuable expertise in the gaming industry and the Company desires to provide an incentive to Optionee to remain with the Company and to compensate Optionee for his service to the Company;

     B. The Company has entered into that certain March 1997 Amendment to Employment Agreement (the Employment Agreement of such Optionee as so amended is referred to as the "Employment Agreement") with Optionee which provides for the grant of an option (the "Option") to purchase shares of Common Stock, $.01 par value, of the Company (the "Common Stock"), subject to certain conditions;

     C. The parties hereto desire to evidence in writing the terms and conditions of the Option.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and promises set forth herein, and other good and valuable consideration the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

                                       TERMS:

     1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

     CHANGE OF CONTROL has the meaning given in the Employment Agreement.

     DISABILITY. Any medically determinable physical or mental impairment that, in the opinion of the Company's Board of Directors, based upon medical reports and other evidence satisfactory to the Board of Directors, can reasonably be expected to prevent the Optionee from performing substantially all of the Optionee's customary duties of employment for a continuous period of not less than 12 months.

     PARACHUTE PAYMENT means any payment that counsel to the Company determines is reasonably likely to constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 as amended.


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

     VEST and derivative terms mean that the Optionee has the legally enforceable right to exercise the Option in the sole discretion of the Optionee.

     2. GRANT OF OPTION. The Company hereby grants to the Optionee, upon the terms and subject to the conditions, limitations and restrictions set forth in this Agreement, an Option to acquire the number of shares of Common Stock, at the Purchase Price per share set forth on ATTACHMENT A to this Agreement, effective as of the date of this Agreement (the "Award Date"). The Optionee hereby accepts the Option from the Company.

     3. VESTING. The shares of Common Stock subject to the Option shall vest so long as the Employee is an employee of the Company as set forth on ATTACHMENT A to this Agreement.

     4. EXERCISE. In order to exercise the Option with respect to any vested portion, the Optionee shall provide written notice (the "Exercise Notice") to the Company at its principal executive office stating the number of shares in respect of which the option is being exercised. The Exercise Notice must be signed by the Optionee and must include his complete address and social security number. If the person exercising the Option is a transferee of the Optionee by will or under the laws of descent and distribution, the Exercise Notice must be accompanied by appropriate proof of the right of such transferee to exercise this Option. At the time of exercise, the Optionee shall pay to the Company the Purchase Price per share set forth on ATTACHMENT A to this Agreement times the number of vested shares as to which the Option is being exercised. The Optionee shall make such payment (i) by certified check or (ii) if the Company so permits, in its sole discretion, by the delivery of shares of Common Stock having a Fair Market Value (defined below) on the date immediately preceding the exercise date equal to the aggregate Purchase Price. If the Option is exercised in full, the Optionee shall surrender this Agreement to the Company at the Company's option for cancellation. If the Option is exercised in part, the Optionee shall surrender this Agreement to the Company, at the Company's option, so that the Company may make appropriate notation hereon or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option. The Option may not be exercised for less than 100 shares at a time or the remaining shares purchasable under the Option, if less than 100 shares. "Fair Market Value" shall mean (i) Market or other exchange on which the Common Stock is traded; or (ii) if there is no reported price information for the Common Stock, the Fair Market Value as determined in good faith by the Board of Directors.

     If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended (the "Act"), the Option may be exercised by a broker-dealer acting on behalf of the Optionee if (a) the broker-dealer has received from the Optionee or the Company a fully and duly endorsed agreement evidencing such option, together with instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.


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

     The Option shall be exercisable during the lifetime of the Optionee only by the Optionee. To the extent exercisable after the Optionee's death, the Option shall be exercised only by the Optionee's representatives, executors, successors or beneficiaries.

     5. EXPIRATION OF OPTION. The Option shall expire, and shall not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of: (a) the tenth anniversary of the date of this Agreement; or (b) one year after any termination of the Optionee's employment with the Company following a Change of Control or, if shorter, the remaining term of the Option. The Option shall expire, and not be exercisable, with respect to any unvested portion, immediately upon the termination of the Optionee's employment with the Company for any reason, including death.

     6. PARACHUTE PAYMENT. Notwithstanding any provision of this Agreement to the contrary, in no event will the Optionee be allowed to exercise any Option to the extent that such exercise would result in any payment to or for the benefit of the Optionee by the Company pursuant to this Agreement being a Parachute Payment.

     7. TAX WITHHOLDING. Any provision of this Agreement to the contrary notwithstanding, the Company may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto, including requiring the Optionee to pay to the Company the amount of such withholding tax before the Company issued any shares pursuant to the exercise of the Option.

     8. DILUTION. If the number of shares of Common Stock outstanding is changed by reason of a stock dividend, stock split, recapitalization or combination of shares, the number of shares of Common Stock then issuable upon exercise of the Option and the Purchase Price per share will be appropriately adjusted. In the event of any merger, consolidation, reorganization, or recapitalization of the Company pursuant to which holders of the Common Stock receive other securities (a "Reorganization Transaction"), then upon any subsequent exercise of the Option, the Optionee will be entitled to receive, for each share of Common Stock issuable upon exercise of the Option prior to such Reorganization Transaction, the number and kind of securities received in respect of one share of Common Stock as a result of such Reorganization Transaction.

     9. TRANSFER OF OPTION. The Optionee shall not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate or reduce his risk with respect to ("Transfer") any unvested portion of the Option or the rights and privileges pertaining thereto. In addition, the Optionee shall not, directly or indirectly, transfer any vested portion of the Option or any shares of Common Stock acquired upon exercise of the Option other than (i) with the prior written consent of the Company, (ii) by will or the laws of descent and distribution,
(iii) with respect to shares of Common Stock acquired upon exercise of the Option, pursuant to an effective registration statement filed under the Act, or
(iv) with respect to shares of Common Stock acquired upon exercise of the Option, pursuant to an exemption from the registration requirements of the Act. Any permitted transferee to whom the Optionee shall transfer the Option pursuant to (i) or (ii) above shall agree to be bound by this Agreement. Neither the Option nor the underlying shares of Common Stock is liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Optionee,


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

nor shall they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

     10. CERTAIN LEGAL RESTRICTIONS. The Company shall not be obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Company of any additional shares of Common Stock to the Optionee, the Company may require the Optionee to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable gaming regulations or federal or state securities laws. The Company shall not be liable for refusing to sell or issue any shares if the Company cannot, using commercially reasonable efforts, obtain authority from the appropriate regulatory bodies reasonably deemed by the Company to be necessary to lawfully sell or issue such shares. The shares of Common Stock issued upon the exercise of the Option may not be transferred except in accordance with applicable federal or state securities laws. At the Company's option, the certificate evidencing shares of Common Stock issued to the Optionee will bear appropriate legends restricting transfer under gaming and other applicable law.

     Any Common Stock issued pursuant to the exercise of Options granted pursuant to this Agreement during the Optionee's service as an officer or director of the Company under Rule 16b-3 shall not be transferred until at least six months have elapsed from the date of grant of such Option to the date of a disposition of the Common Stock underlying such Option.

     11.  MISCELLANEOUS.

          (a) The Option is intended to be a non-qualified stock option under applicable tax laws, and it is not to be characterized or treated as an incentive stock option under the IRC.

          (b) The granting of the Option shall impose no obligation upon the Optionee to exercise the Option or any part thereof. Nothing contained in this Agreement shall affect the right of the Company to terminate the Optionee at any time, with or without Cause, or shall be deemed to create any rights to employment on the part of the Optionee.

          (c) The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and the Optionee, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Optionee; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

          (d) Neither the Optionee nor any person claiming under or through the Optionee shall be or shall have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates


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

representing such shares shall have been issued and delivered to the Optionee or such Optionee's agent.

          (e) Any notice to be given to the company under the terms of this Agreement or any deliver of the Option to the Company shall be addressed to the Company at its principal executive offices, and any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth beneath his or her signature hereto, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

          (f) Subject to the limitations in this Agreement on the transferability by the Optionee of the Option and any shares of Common Stock, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

          (g) THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

          (h) If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

          (i) All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.


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          (j)  The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

          (k) This Agreement, the Employment Agreement, and such written agreements that are entered and delivered simultaneously with this Agreement, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

          (l) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          (m) This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

          (n) No supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

          (o) In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

          (p) The Company agrees to use its good faith efforts to qualify this Agreement under Rule 16b-3 under the Exchange Act; to keep a registration Statement on Form S-8 effective with respect to the shares of Common Stock covered by this Agreement, subject to a good faith determination by the Board of Directors of the Company to suspend such effectiveness at any time and from time to time; and to qualify the shares of Common Stock covered by this Agreement to be qualified for trading on the Nasdaq-Registered Trademark- National Market.


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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                        COMPANY

                                        ANCHOR GAMING


                                        By:     /s/ Michael D. Rumbolz
                                        Its: President & Chief Operating Officer

                                        OPTIONEE:

                                        By:     /s/ Joseph Murphy

                                                2336 Stone Glenn
                                                Las Vegas, NV 89134


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

                                                                    ATTACHMENT A

     1. The Option covers 200,000 shares of Common Stock with a Purchase Price per share of $31.875.

     2.   Expiration Date:  July 1, 2007 unless provided otherwise in the
Agreement.

     3.   Vesting Schedule:

     (a) 75,000 shares will Vest in accordance with the terms of the Agreement as set forth below:


           VESTING DATE               NUMBER OF SHARES VESTING
     March 31, 1999                               6,250
     June 30, 1999                                6,250
     September 31, 1999                           6,250
     December 31, 1999                            6,250

     March 31, 2000                               6,250
     June 30, 2000                                6,250
     September 31, 2000                           6,250
     December 31, 2000                            6,250

     March 31, 2001                               6,250
     June 30, 2001                                6,250
     September 31, 2001                           6,250
     December 31, 2001                            6,250

          (b) An additional 125,000 shares of Common Stock will vest in accordance with the terms of the Agreement as set forth below. At the end of each calendar year beginning with 1997, the Board of Directors of the Company will determine in a manner consistent with generally accepted accounting principles consistently applied the earnings per share of the Company for the previous 12-month period. The Board of Directors of the Company will then determine the percentage growth in the Company's earnings per from the previous calendar year in a manner consistent with generally
     accepted accounting principles consistently applied.    The number of
     shares of Common Stock set forth below will vest as of December 31 for the year for which the growth in earnings per share indicated below occurs:


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

 CALENDAR YEAR    GROWTH IN EARNINGS PER SHARE OVER      TOTAL SHARES VESTING
                  PREVIOUS CALENDAR YEAR
       1997       At least 10% but less than 12%                 5,000
                  At least 12% but less than 14 %               10,000
                  At least 14% % but less than 16%              15,000
                  At least 16% but less than 18%                20,000

                  More than 18%                                 25,000

       1998       At least 10% but less than 12%                 5,000
                  At least 12% but less than 14%                10,000
                  At least 14% but less than 16%                15,000
                  At least 16% but less than 18%                20,000
                  More than 18%                                 25,000

       1999       At least 10% but less than 12%                 5,000
                  At least 12% but less than 14%                10,000
                  At least 14% but less than 16%                15,000
                  At least 16% but less than 18%                20,000
                  More than 18%                                 25,000

       2000       At least 10% but less than 12%                 5,000
                  At least 12% but less than 14%                10,000
                  At least 14% but less than 16%                15,000
                  At least 16% but less than 18%                20,000
                  More than 18%                                 25,000

       2001       At least 10% but less than 12%                 5,000
                  At least 12% but less than 14%                10,000
                  At least 14% but less than 16%                15,000
                  At least 16% but less than 18%                20,000
                  More than 18%                                 25,000

     4. Notwithstanding the foregoing, all of the shares of Common Stock as to which vesting has not occurred in accordance with the foregoing provisions of this ATTACHMENT A will vest on June 30, 2005 if and only if the Optionee has been an employee of the Company for the entire period from the date of this Option until June 30, 2005. Without limiting the foregoing, if the Optionee has ceased to be an employee of the Company at any time during such period for any reason, including, without limitation, for termination with or without cause, by death or disability, or voluntary or involuntary, such vesting will not occur.